Exhibit 10.1

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”) is effective as of August 2, 2024 (the “Effective Date”) by and between Entero Therapeutics, Inc., a Delaware corporation with its principal place of business located at 777 Yamato Road, Suite 502, Boca Raton, FL 33431 (the “Company”) and James Sapirstein with an address at 5310 Boca Marina Circle N, Boca Raton, FL 33487(the “Consultant”).

WHEREAS, the Company is engaged in the business of research and development of targeted non-systematic therapeutics for the treatment of patients with gastrointestinal disorders (the “Business”);

WHEREAS, the Consultant to provide services to the Company as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.	TERM.

The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for an initial period of six (6) months (the “Engagement Period”), provided, however, the Company or Consultant may in its sole discretion and for any reason terminate this Agreement at any time. Notwithstanding any such termination, Consultant will be entitled to compensation (as detailed in Section 3 below) due for the period up to the date of termination if this Agreement. The parties may mutually agree in writing to extend the Engagement Period on a month-to-month basis upon expiration of the initial Engagement Period.

2.	PERFORMANCE OF SERVICES.

The Company hereby engages the Consultant and the Consultant hereby accepts engagement as a consultant for the Company for the Term. It is understood and agreed, and it is the express intention of the parties to this Agreement, that the Consultant is an independent contractor, and not an employee or agent of the Company for any purpose whatsoever. In such capacity, Consultant shall perform all duties and obligations as described on Exhibit A hereto (the “Services”) and agrees to be available at such times as may be reasonably scheduled by the Company. The Consultant is required to perform all duties in an efficient, professional, businesslike and trustworthy manner. In the course of his/her interaction with Company, the Consultant will not disclose or make use of any information, documents or materials which it is under any obligation to any other party, including his/her previous, prospective or current employer, to maintain confidence. The manner and means by which the Consultant chooses to perform the Services shall be in his/her sole discretion and control.

3.	COMPENSATION.

In connection with Consultant’s engagement hereunder, the Company shall compensate Consultant as follows:

(a)               Consultant will provide to the Company invoices for Services rendered hereunder. As full compensation for the Services, the Company will pay Consultant at a rate of $400.00 per hour for Services performed, to be accrued and invoiced on a monthly basis, as indicated herein, or at such other time as agreed by the parties. Consultant shall document and record all time spent in the performance of the Services to the reasonable satisfaction of the Company. Unless otherwise agreed to by the parties, on or about the last day of each calendar month during the performance of the Services hereunder, Consultant will provide to the Company an invoice for Services rendered and expenses incurred during the preceding month. Payment of invoices submitted for Services will be made within thirty (30) days of the Company's receipt of such invoice. Should travel be required, the consultant will be compensated at $200 per hour for travel time plus expenses and Federal mileage rate for car travel.

(b)               The Company will reimburse Consultant for any pre-approved travel or other reasonable expenses and the Consultant shall submit such expenses (with appropriate supporting documentation) to the Company monthly for reimbursement.

4.	CONFIDENTIALITY.

During the Consultant’s performance of the Services hereunder, the Consultant may have access to or become familiar with information of a confidential or proprietary nature which pertains to the Business operations of the Company, its parents, subsidiaries, and affiliates and their respective clients including, without limitation, information relating to investment practices, decisions or research, financial information, technological research, clients or other business information, which shall include Proprietary Information (as defined below) (the “Confidential Information”). The Consultant agrees not to disclose any Confidential Information, directly or indirectly, or use it in any way, either during the Term of this Agreement or any time thereafter, except as required in the performance of the Services for the Company and as approved in writing by the Company. Furthermore, the Consultant agrees that upon ceasing to perform the Services for the Company, the Consultant will return to the Company any documents, materials or data (and copies of such documents, materials or data) containing Confidential Information or belonging to the Company, its parents, subsidiaries, and affiliates and their respective clients. In the event Consultant receives a request or other notice to disclose Confidential Information as required by law, Consultant shall give the Company immediate notice so the Company may obtain a protective order or other remedy. Each of the parties shall keep the existence and terms of this Agreement confidential, except as required by applicable law, regulation or legal process. The Consultant acknowledges that any material violation or threatened material violation of the foregoing will result in irreparable harm to the other party for which there is no adequate remedy at law and will entitle the Company to obtain an injunction and such other relief as may be available to the Company. The obligations of the parties regarding the Confidential Information shall terminate three (3) years from the date of this Agreement.

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5.	OWNERSHIP; RIGHTS.

(a)               Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the Term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s reasonable expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

(b)               Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Company or the Business or demonstrably anticipated Business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon the Company’s written request, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep one copy of the Proprietary information in its legal files for recordkeeping and compliance purposes and may retain its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those of Company’s systems may be monitored at any time without notice.

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(c)               To the extent allowed by law, Section 5.a and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, to the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

(d)               If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6.	CONSULTANT’S REPRESENTATION AND WARRANTIES.

Consultant is not under any legal obligation, including any obligation of confidentiality or non-competition, which would prevent Consultant from executing or performing this Agreement, or which would render such execution or performance a breach of contract with any third party, or which would give any third party any rights in any intellectual property which might be developed by Consultant hereunder.

Consultant shall perform the Services hereunder in accordance with the terms of this Agreement and applicable regulations, guidelines and licensing requirements and will perform the Services in a professional and workmanlike manner.

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Consultant has all requisite power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Consultant and is Consultant’s legal, valid and binding obligation, and is enforceable as to Consultant in accordance with its terms.

7.	NOTICES.

Notices to any party hereunder shall be deemed to be sufficiently given if delivered personally, sent via electronic mail (email) or sent by first class mail, with proper postage affixed, to the address of such party set forth herein, or to such other address as may be specified by either party by notice to the other party hereto. Notices shall be deemed given when delivered, if delivered personally, or on the third business day after mailing, as provided above.

If to Provider:	James Sapirstein 310 Boca Marina Circle N Boca Raton, FL 33487 Email: jesapirstein@gmail.com Phone: (781) 635-4346

If to Company:	Entero Therapeutics, Inc. 777 Yamato Road, Suite 502 Boca Raton, FL 33431 Attn: Finance Department Email: sromano@firstwavebio.com Phone: (508) 341-3627

8.	SEVERABILITY.

In the event any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the parties will negotiate in good faith to restore the unenforceable provision to an enforceable state and to provide reasonable additions or adjustments to the terms of the other provisions of this Agreement so as to render the whole Agreement valid and binding to the fullest extent possible, and in any event, this Agreement shall be interpreted to be valid and binding to the fullest extent possible.

9.	INDEMNIFICATION.

The Consultant hereby agrees to indemnify and hold harmless the Company and its officers, directors, employees and affiliates of, from and against, any and all liabilities, damages, losses, charges, fees, costs and expenses of whatever kind or nature (including reasonable attorneys’ and investigatory fees and expenses) which the Company and its officers, directors, employees and affiliates shall at any time sustain or incur arising out of this Agreement. The Company hereby agrees that the Consultant shall not be liable for any acts or omissions by him except to the extent of the Consultant’s gross negligence, willful misconduct or breach of this Agreement. The Company hereby agrees to indemnify the Consultant from and against, any and all liabilities, damages, losses, charges, fees, costs and expenses of whatever kind or nature (including reasonable attorneys’ and investigatory fees and expenses) which the Consultant shall at any time sustain or incur arising out of this agreement except to the extent they arise out of or in connection with the Consultant’s gross negligence, willful misconduct or breach of this Agreement.

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10.	COMPLIANCE WITH LAW.

Consultant agrees that in performing the Services pursuant to this Agreement, Consultant shall comply with (a) all laws, rules and regulations governing the activities engaged in pursuant to this Agreement, including without limitation, all applicable securities laws, rules and regulations, including those governing the use of material, non-public information; (b) Company’s policies and procedures to the extent made known to the consultant (as same may be modified, from time to time); and (c) any non-disclosure or confidentiality agreements to which Company or its agents may be subject with respect to any confidential information the Consultant may receive. The Consultant has not entered into and agrees that he/she will not enter into, any agreement, either oral or written, in conflict herewith. Consultant acknowledges that United States securities laws and the rules and regulations promulgated thereunder prohibit any person with material, non-public information about a company from purchasing, selling, trading, or entering into options, puts, calls or other derivatives in respect of securities of such issuer or from communicating such information to any other person or entity.

11.	MISCELLANEOUS.

This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, applicable to agreements made and performed wholly within such State, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any dispute under this Agreement shall be resolved by appropriate proceeding in the State of Florida.

This Agreement may not be changed orally but may be changed only in writing executed by the party to be charged with enforcement.

If any terms and conditions of this Agreement shall be held to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, all remaining terms and conditions shall remain in full force and effect.

This Agreement shall inure to the benefit of and be binding upon the Company and the Consultant and the Company’s successors and assigns. Because the services to be provided by the Consultant are personal in nature, this Agreement and the rights and obligations of the Consultant under it may not be assigned by the Consultant.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the dates set forth below.

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Entero Therapeutics, Inc.		Consultant:
James Sapirstein

By:	/s/ Sarah Romano	By:	/s/ James Sapirstein

Name:	Sarah Romano	Name:	James Sapirstein

Title:	CFO	Title:	CEO

Date:	8/1/2024	Date:	8/1/2024

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EXHIBIT A

Services

Services to be provided, include, but are not limited to the following:

•	A broad range of consulting services rendered in connection with clinical drug development
•	Other related Business matters undertaken by the Company

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